LONE STAR	Exhibit 99.1
NEWS RELEASE
TECHNOLOGIES, INC.
	CONTACT:	CHARLES J. KESZLER
Phone: (972) 770-6495
Fax: (972) 770-6471

LONE STAR TECHNOLOGIES ANNOUNCES EARLY TERMINATION OF
STRATEGIC ALLIANCE WITH TUBOS DEL CARIBE

Dallas, TX, June 28, 2005 — Lone Star Technologies, Inc. (“Lone Star”) (NYSE:LSS) today announced that its largest subsidiary, Lone Star Steel Company, and Tubos del Caribe, S.A. (“Tubocaribe”), a Colombian manufacturer of oil country tubular goods (“OCTG”) and line pipe, have terminated their strategic alliance, following a change of ownership of Tubocaribe.  The exclusive agreement was due to expire in October 2006.

Lone Star noted that there will be no disruption in the supply of tubular products.  Pursuant to the termination agreement, all open orders between Lone Star and Tubocaribe will remain in effect, resulting in all previously expected shipments of OCTG to Lone Star being made in the third quarter of 2005.  In addition, Tubocaribe will deliver to Lone Star, without charge, late this year an agreed quantity of OCTG with an estimated value of $8 million to $9 million. While the final deliveries of OCTG from Tubocaribe will be at a reduced level in the fourth quarter, production from Lone Star and Lone Star’s alliance agreements with other manufacturers will continue to service the full range of customer requirements.

Lone Star Technologies, Inc.’s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks.  There is no assurance that the estimates and expectations in this release will be realized.  Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.